Exhibit 10.4

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                       (Restated as of December 31, 2001)


        WHEREAS, Core Laboratories N.V. and David M. Demshur have heretofore entered into that certain Employment Agreement (Restated as of December 31, 2001) (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement as provided herein;

        NOW, THEREFORE, the Agreement is amended hereby effective as of February 28, 2003 (the "Effective Date"), as follows:

        1. Section 4.5 is amended by deleting the second sentence thereof and adding the following new sentences to the end of such Section:

             "All determinations required to be made under this Section 4.5, including, without limitation, whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm used by Company immediately prior to the Change in Control for purposes of preparing Company's audited financial statements. However, in the event such accounting firm is also serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder."

        2. Section 6.1 is amended by deleting the last sentence thereof and adding the following new sentences to the end of such Section:

                  "The restrictions placed on Executive by this Section 6.1 shall apply during the period that Executive is employed by Company and for the two-year period thereafter if Executive's employment with Company is terminated for any reason other than (i) by Executive for a Good Reason or (ii) by Company without Cause. Notwithstanding the foregoing, from and after the date upon which a Change in Control occurs, such restrictions shall cease to apply to Executive except for any period during which he is employed by Company."

        3.   Section 8.1(4) is amended in its entirety to read as follows:

                  `"Change in Control' shall mean (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or

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                  event do not beneficially own immediately after such
                  transaction or event, in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event, 50% or more of the common equity of the resulting entity, (B) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event, equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity, or (C) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) shareholder approval of a plan of dissolution or liquidation of Company, (iii) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or any affiliate of Company), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the supervisory directors are Incumbent Directors. For purposes of the preceding sentence, (1) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common equity of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term "Company" shall refer to the resulting entity and the term "Board of Directors" shall refer to the board of directors (or comparable governing body) of the resulting entity, and (3) "Incumbent Directors" shall mean directors who either (A) are directors of Company as of February 28, 2003, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of


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                  the Incumbent Directors at the time of such election or
                  nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (A) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (B) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors. For purposes of this
                  Section 8.1(4), all references to "Company" shall refer solely to Core Laboratories N.V. except as expressly provided in clause (2) of the preceding sentence."

             4. Section 8.1(5)(iii) is amended in its entirety to read as follows:

                  "All of the outstanding stock options granted by Company to Executive shall become fully vested and immediately exercisable in full upon Executive's termination of employment and shall remain exercisable for a period of 12 months thereafter (three months thereafter in the case of Grandfathered Options) or for such greater period as may be provided in the plan or plans pursuant to which any such stock options were granted (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option). For purposes of the preceding sentence, the term "Grandfathered Options" means (1) each stock option granted by Company to Executive on or before February 28, 2003, with respect to which the purchase price per share under such stock option is less than the Fair Market Value (as such term is defined in the Core Laboratories N.V. 1995 Long-Term Incentive Plan, as amended) per share as of the date of execution of the amendment to this Agreement implementing this provision and (2) each other stock option granted by Company to Executive on or before February 28, 2003, that qualifies as an incentive stock option (within the meaning of Section 422 of the Code) and which would cease to qualify as such an incentive stock option if the period during which such stock option could be exercised after termination of employment was extended from three months to 12 months as provided in the preceding sentence."

        5. Section 8.1(5)(v) is amended by adding thereto a new sentence to read as follows:

                  "If the receipt of any benefit or payment under this clause
                  (v) ("Benefit") is taxable to Executive, then Company shall pay to Executive an additional amount in cash ("Additional Payment") equal to all taxes (including any interest or penalties imposed with respect to such taxes) Executive incurs with respect to such Benefit and the Additional Payment."

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        6. Section 8.1(6) is amended in its entirety to read as follows:

                  "`Change in Control Payment' shall mean a lump sum payment in an amount equal to three times the sum of (i) Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company and (ii) the greater of (x) the highest annual bonus earned by Executive during any of the last three fiscal years of Company ending prior to the Change in Control, and
                  (y) 45% of the maximum annual incentive bonus amount pursuant to Section 2.2 that Executive could have earned for the year during which Executive's employment with Company terminates."

        7. Section VII is amended by adding thereto a new Section 7.12 to read as follows:

                       "7.12 Legal Fees and Expenses: It is the intent of
                  Company that Executive not be required to bear any legal fees or related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement (by litigation or otherwise) with respect to any termination of his employment on or after a Change in Control. Accordingly, if it should appear to Executive that Company has failed to comply with any of its obligations under this Agreement or in the event that Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive any benefit provided or intended to be provided to Executive hereunder, in each case with respect to his rights or obligations upon or following a termination of his employment on or after a Change in Control, then Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Company and such counsel, Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection Company and Executive agree that a confidential relationship will exist between Executive and such counsel. Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, Company will pay and be solely financially responsible for any and all attorneys' fees and related expenses incurred by Executive in connection with any of the foregoing, except to the extent that a final judgment

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                  no longer subject to appeal finds that a claim or defense
                  asserted by Executive was frivolous. In such a case, the portion of such fees and expenses incurred by Executive attributable to such frivolous claim or defense shall become Executive's sole responsibility and any funds advanced by Company with respect to the same shall be promptly returned to Company by Executive without interest."

        8. As amended hereby, the Agreement is specifically ratified and reaffirmed.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 28th day of February, 2003, effective for all purposes as of the Effective Date.

                             CORE LABORATORIES N.V.
                             By Core Laboratories International B.V., its sole managing director

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                             By:
                                      ------------------------------------------
                                      Jacobus Schouten
                                      Managing Director of Core Laboratories
                                      International B.V.


                                      ------------------------------------------
                                      David M. Demshur